BC FORM 53-901F

(Previously Form 27)

SECURITIES ACT

MATERIAL CHANGE REPORT

Note:

This form is intended as a guideline.  A letter or other document may be used if the substantive requirements of this form are complied with.

Note:

IF THIS REPORT IS FILED ON A CONFIDENTIAL BASIS, PUT AT THE BEGINNING OF THE REPORT IN BLOCK CAPITALS “CONFIDENTIAL – SECTION 85”, AND FILE IN AN ENVELOPE MARKED “CONFIDENTIAL – ATTENTION: SUPERVISOR, FINANCIAL REPORTING”.

Item 1.

Reporting Issuer

Rubicon Minerals Corporation

Suite 888 – 1100 Melville Street

Vancouver, British Columbia

V6E 4A6

Item 2.

Date of Material Change

February 26, 2003

Item 3.

Press Release

February 26, 2003, Vancouver, British Columbia

Item 4.

Summary of Material Change

The Company announced that it has sold, to qualified purchasers by way of a best efforts private placement, a further 1,005,000 Units at a price of $1.05 per Unit for gross proceeds of $1,055,250.

Item 5.

Full Description of Material Change

VANCOUVER, CANADA: David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX Venture) announces that the Company has sold, to qualified purchasers by way of a best efforts private placement, a further 1,005,000 Units at a price of $1.05 per Unit for gross proceeds of $1,055,250. Of such Units, 302,200 were sold pursuant to an exercise of a portion of the Agents’ previously granted over allotment option. This is the second and final closing of the financing and brings the total Units sold to 5,540,300, for gross proceeds of $5,817,315, subject to any exercise of the over allotment option. Rubicon completed the first tranche on February 20, 2003. The Units were sold through a syndicate led by Research Capital Corporation and including First Associates Investments Inc., Haywood Securities Inc. and Salman Partners Inc. (together the “Agents”).  As a result of today’s closing, the Agents received an over allotment option, exercisable at any time before March 27, 2003, to acquire an additional 105,420 Units.

Each Unit consists of one Common Share and one half of a Common Share Purchase Warrant. Each whole Common Share Purchase Warrant entitles the holder to purchase one Common Share at a price of $1.25 per Common Share until February 26, 2005. Research Capital Corporation acted as lead Agent in placing the Units. In connection with the second closing of the private placement, the Company paid a $63,315 (6% of the gross proceeds) cash commission and issued warrants that entitle the Agents to purchase 42,168 (6% of the Units placed) Common Shares at a price of $1.05 per Common Share until February 26, 2005. The securities issued today are subject to a hold period until June 27, 2003.

The net proceeds of the financing will be used to fund exploration on the Company’s Red Lake assets, including the McFinley Gold Project, Ontario and for general working capital and corporate development purposes.

Item 6.

Reliance on Section 85(2) of the Act

N/A

Item 7.

Omitted Information

None

Item 8.

Senior Officer

Mr. Michael J. Gray, CFO

(604) 623-3333

Item 9.

Statement of Senior Officer

The Undersigned, being a senior officer of the reporting issuer, hereby attests that the foregoing accurately discloses the material change referred to herein.

DATED at Vancouver, BC, the 28th  day of February, 2003.

“David W. Adamson”

(Signature)

David W. Adamson, President & CEO

(name of officer – please print)